                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No.  )

Filed by the Registrant  / /
Filed by a Party other than the Registrant  /X/
Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           NuMED Home Health Care, Inc.
      ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                            Committee for a New NuMED
      ------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/ No Fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:

      ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

      ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

      ------------------------------------------------------------------------
     (5) Total fee paid:

      ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials:
/ / Check box if any of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

     ---------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

     ---------------------------------------------------
     (3) Filing Party:

     ---------------------------------------------------
     (4) Date Filed:

     ---------------------------------------------------

                            COMMITTEE FOR A NEW NUMED

                         YOUR VOTE CAN CHANGE THE FUTURE
                                 OF YOUR COMPANY

Dear Fellow NuMED Stockholders:

The Committee for a New NuMED is seeking your support to elect its five nominees to the Board of Directors of NuMED Home Health Care, Inc. We believe that, in order to reverse the Company's dismal performance under the control of Jugal K. Taneja, we must elect new directors who are not associated with the current Board and management.


The election of our nominees will accomplish three important objectives. First, Mr. Taneja must not continue to hold a seat on the Board of Directors. The election of our nominees will allow us to once and for all sever Mr. Taneja's control of the Company. Second, the newly-constituted Board will be able to select a new Chairman of the Board to lead the turnaround at the Company. And third, with majority control of the Board, our new directors and existing management will be able to implement new policies and programs designed to improve the Company's poor operating record and financial condition.

                           A QUESTION OF ACCOUNTABILITY


A fundamental tenet of corporate democracy is management accountability. The incumbent directors of a public company do not have the automatic right to continue running the company indefinitely, particularly after a prolonged period of poor performance. They must answer to you, the true owners of the Company. That truth is why the law requires a corporation such as NuMED to hold a stockholders' meeting every year.


Unfortunately, NuMED has not held a stockholders' meeting in over 30 months. It was only after our persistent call for a meeting, which included commencing a lawsuit to force a meeting to be held, that the Company finally scheduled a stockholders' meeting.


                      A RARE OPPORTUNITY FOR STOCKHOLDERS

If you don't act now to support our nominees, there may not be a stockholder group in the future willing to take action to challenge the incumbent directors if they continue to perform poorly. We can't afford business as usual at NuMED any longer.

Remember: it was only after we forced the issue that the Board scheduled this Annual Meeting. It is a rare case when an outside stockholder has the financial ability, courage and persistence to challenge an incumbent board. This year, however, through our efforts, you have the opportunity to call NuMED's Board and management to account for their continued failures.

Exercise your democratic right as an owner of NuMED. Vote to support the Committee's nominees and help bring a change of direction to the Company. Please sign and return the BLUE proxy card today. If you need assistance in voting your shares, please call our proxy solicitor, Beacon Hill Partners, at 1-800-755-5001.

Thank you for your support.

Sincerely,


THE COMMITTEE FOR A NEW NUMED                                  December 3, 1998

                             COMMITTEE FOR A NEW NUMED

                            PRELIMINARY PROXY STATEMENT

                      IN OPPOSITION TO THE BOARD OF DIRECTORS OF

                            NUMED HOME HEALTH CARE, INC.

                           ANNUAL MEETING OF STOCKHOLDERS
                            Scheduled for January 9, 1999

TO THE STOCKHOLDERS OF NUMED HOME HEALTH CARE, INC.:


     This Proxy Statement is furnished by the Committee for a New NuMED in connection with its solicitation of proxies to be used at the Annual Meeting of Stockholders of NuMED Home Health Care, Inc. ("NuMED" or the "Company") scheduled to be held Thursday, January 28, 1999 at the offices of Foley & Lardner, Suite 2700, 100 N. Tampa Street, Tampa, Florida 33601-3391 at 9:00 A.M., local time, and at any adjournments or postponements of the Annual Meeting.


     Initially, we are sending this Proxy Statement and the accompanying BLUE proxy card to the Company's stockholders on or shortly after December 3, 1998. The Company has set December 22, 1998 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting. We will also distribute this Proxy Statement to all stockholders who own shares of the Company's common stock on the record date but who do not receive the initial mailing of the Proxy Statement.


     According to the Company's most recent filing with the Securities and Exchange Commission, as of November 20, 1998, there were outstanding and entitled to vote at the Annual Meeting a total of 4,966,620 shares of the Company's common stock, $0.001 par value per share. Each share is entitled to one vote on all matters submitted to a vote of the stockholders at the Annual Meeting. As of the date of this Proxy Statement, members of the Committee have the right to vote 563,500 shares of NuMED constituting approximately 11.3% of the total votes eligible to be cast at the Annual Meeting. See THE COMMITTEE.


-------------------------------------------------------------------------------
                                   IMPORTANT

WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY CARD TO VOTE FOR THE ELECTION OF OUR NOMINEES AND FOR THE AMENDMENT TO NUMED'S BY-LAWS TO ELIMINATE THE CLASSIFIED BOARD OF DIRECTORS. WE HAVE PROVIDED A POSTAGE-PAID ENVELOPE FOR YOUR CONVENIENCE.

WE URGE YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY THE COMPANY.  IF YOU
HAVE ALREADY DONE SO, YOU MAY REVOKE THAT PROXY BY SIGNING AND RETURNING THE ENCLOSED BLUE PROXY CARD TO US. YOU CAN ALSO REVOKE AN EARLIER PROXY BY WRITTEN REVOCATION SENT TO THE COMPANY OR BY APPEARING AT THE ANNUAL MEETING AND VOTING IN PERSON.
-------------------------------------------------------------------------------

                       REASONS FOR THIS SOLICITATION

     The Committee for a New NuMED (the "Committee") urgently solicits your proxy to enable us to regain our rights as stockholders and revive our failing Company. We seek your help to elect five directors with substantial business experience to the NuMED Board. We believe that our nominees will be more responsible in their direction of the management of the Company than the current Board of Directors and that our nominees will implement the policies necessary to maximize stockholder value.

NUMED'S SHARES CONTINUALLY UNDERPERFORM THE MARKET

     From a high of $6.00 in May 1994, NuMED's stock has sunk to less than 44CENTS on November 11, 1998. We believe that this steep per share decline reflects the market's dim view of the Company's prospects under its current management. In addition, on November 13, 1998, The Nasdaq Stock Market, Inc. delisted the Company's shares from the Nasdaq SmallCap Market, where they previously traded under the symbol "NUMD." Based on information provided by Nasdaq, the stock was delisted because the Company did not meet the Small Cap Market's listing requirements regarding minimum net tangible assets and income, minimum market value of the public float, and minimum bid price for the shares. We believe that the delisting will further reduce the trading market, liquidity and price of NuMED's stock.

     The following graph compares the cumulative total return on NuMED's stock with the cumulative total return on the companies in the Standard & Poor's 500 Index and the Standard & Poor's SmallCap 600 Index assuming an initial investment of $100 on May 2, 1994 (when NuMED's stock was first listed for trading on a stock exchange) with dividends reinvested when paid and share prices as of the last day of each fiscal year and November 12, 1998 (the last day the stock traded on the Nasdaq SmallCap Market).

                   4/2/94   3/31/95   3/29/96   3/31/97   3/31/98   11/12/98
NUMD                $100    $28.57    $45.24    $23.81    $28.57    $8.93
S&P 500             $100    $113.13   $149.44   $179.07   $265.02   $252.32
S&P SmallCap 600    $100    $102.89   $134.98   $146.31   $216.06   $133.84


As the graph shows, a $100 investment in NuMED on May 2, 1994, 1998 would be worth $8.93 on November 12, 1998 -- a decrease of over 90%! The same $100 would be worth $252.32 if invested in the Standard & Poor's 500 Index or $133.84 if invested in the Standard & Poor's SmallCap 600 Index.

NUMED'S NET WORTH HAS DECLINED PRECIPITOUSLY

     From April 1, 1995 through September 30, 1998, the Company reported net losses totaling approximately $4.0 million. The Company's net worth has declined from over $10.0 million on March 31, 1996, to less than $6.0 million on September 30, 1998, a loss of more than 40% of stockholders' equity in little more than three years! In its most recent annual report, the Company stated that its profitability has been negatively impacted by five factors, the first factor being that "NuMED has incurred excessive legal and other costs relating primarily from failed acquisitions." We agree that the Company cannot afford any more failed acquisitions. We believe that stronger management would help limit speculative acquisitions and excessive expenses. See SOLUTIONS TO THE PROBLEM.

SECOND QUARTER PROFIT NOT WHAT IT APPEARS TO BE

NuMED reported a net profit of $41,000, or $0.01 per share, for the quarter ended September 30, 1998. However, this profit only occurred after the Company recognized $525,000 in other income as a result of a one-time recovery from an appeal of previously disallowed costs. Without this one-time recovery, the Company would have continued its history of losses.

SHOW US THE MONEY

     Someone is making money from the Company -- unfortunately it isn't the stockholders. Although NuMED's revenues have almost tripled from $7.6 million for the fiscal year ended March 31, 1994 to $22.6 million at March 31, 1998, earnings have plummeted. The following graph illustrates the Company's failure to capitalize on its increased earnings.

                       1994        1995          1996         1997         1998
                    ----------  ----------  ------------  -----------  ----------
Earnings Per Share       $0.18     ($0.03)         $0.02      ($0.38)      ($0.40)
Revenue             $7,595,349  $9,357,188   $24,133,516  $24,590,951  $22,649,516


MR. TANEJA HAS BENEFITED FROM THE COMPANY -- HAVE YOU?

  While the Company's stock was declining in value and its fiscal performance deteriorating, the Company paid Jugal K. Taneja, then Chairman of the Board and Chief Executive Officer of the Company, a lucrative compensation package (a total of $722,344 in the last three years) and granted him the right to purchase 920,000 shares of NuMED stock. Mr. Taneja finally relinquished his title as Chief Executive Officer and Chairman of the Board on November 23, 1998. We believe it was the public position taken by the Committee that led to Mr. Taneja's resignation. However, Mr. Taneja remains a director, and the Company has not disclosed the amount of Mr. Taneja's severance package or any other details of his agreement with the Company; we don't know how much more he has benefited from the Company at your expense.


  In addition, Mr. Taneja has also benefited from various agreements the Company has entered into with (1) A.T. Brod & Co., Inc., a securities brokerage firm and wholly-owned subsidiary of Bancapital Financial Corporation, of which Mr. Taneja is a majority stockholder and Chief Executive Officer, and (2) Bancapital Corporation, which is owned and controlled by Mr. Taneja. Over the past six years, the Company has disclosed that it has paid approximately $2.0 million to A.T. Brod and Bancapital Corporation. The Company has also disclosed that it issued 40,000 shares of NuMED stock to A.T. Brod, as well as granting it options to purchase an additional 110,000 shares of NuMED stock. On March 28, 1995, A.T. Brod, which previously made a market for NuMED's stock, was shut down by the New York Stock Exchange for violating Securities and Exchange Commission and New York Stock Exchange rules. We believe that the closure of A.T. Brod led to a lack of investor support for NuMED stock that continues to this day to contribute to the steady decline in the stock's value.


NUMED'S BOARD HAS FAILED TO RESPOND TO STOCKHOLDER CONCERNS

  The Board of Directors of NuMED has shown a lack of concern for the stockholders of the Company. This lack of concern is evident by their decision to unilaterally insulate themselves from being held accountable to stockholders for their mismanagement of the Company. In January 1996, the Board of Directors amended the Company's By-laws to classify the members of the Board of Directors into three groups of two or three directors each. The By-laws provide that they may be amended by the Board of Directors and the
directors did not seek stockholder approval to classify the Board.   In a
classified board, which is also called a staggered board, the stockholders elect each group of directors in alternating years. Classification of NuMED's Board of Directors will make it more difficult for you to change the composition of the Board because at least two annual meetings of the stockholders, instead of one, will be necessary to replace a majority of the directors. We believe that the classified Board is simply a way for management to entrench itself and avoid being held accountable for the serious decline in stockholder value. In its 1996 proxy statement, NuMED admitted that the classified board "could have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of the Company, even though such a transaction could be beneficial to the Company and its stockholders." We believe that responsible directors would not unilaterally institute internal mechanisms, such as a classified board, to insulate themselves from stockholder disapproval. We believe that you must have the ability on an annual basis to voice your disapproval of the poor performance of your Board of Directors, and to elect new directors if necessary. See PROPOSAL TO AMEND THE BY-LAWS TO ELIMINATE THE CLASSIFIED BOARD OF DIRECTORS.


  In 1997, NuMED's Board of Directors simply failed to hold an annual meeting, completely denying you the right to vote for directors. On several occasions, Committee member Richard M. Osborne expressed to the Board his concerns over the direction of NuMED and requested that the Company hold a meeting of its stockholders. The Board repeatedly ignored Mr. Osborne's concerns, which prompted him to file a lawsuit, through a company Mr. Osborne manages, against NuMED to compel an annual meeting. Even after the lawsuit was filed, the Board of Directors has delayed holding an annual meeting of stockholders more than a year, although Nevada law and the Company's By-laws require the Company to hold a meeting of its stockholders annually. See BACKGROUND TO THIS SOLICITATION.


A COMPANY IN TURMOIL

  NuMED announced two merger agreements in 1998. Both would have led to a change of control of the Company. Both were abandoned. In addition, five of NuMED's directors have resigned over the past three years. We do not believe that this turmoil can continue. We believe it is time for a new NuMED.

  We have summarized the events and failures that have led us to conclude that it is time to replace NuMED's Board of Directors. We describe below the events leading up to this proxy solicitation which further strengthen our conviction that the stockholders of NuMED have stood by long enough while the Board's mismanagement of the Company has caused a steady decline in stockholder value.

BACKGROUND TO THIS SOLICITATION

  Richard M. Osborne, a member of the Committee, has fought to bring you the opportunity to elect a new Board of Directors that will operate NuMED profitably. Conversely, management of the Company has acted to keep this opportunity from you.

  On April 8, 1997, Turkey Vulture Fund XIII, Ltd. (the "Fund"), an Ohio limited liability company of which Mr. Osborne is the Manager, requested, pursuant to Nevada law, to inspect the Company's stockholders' list. When the Company failed to respond, the Fund renewed its request to inspect the stockholders' list on September 25, 1997, and in addition requested that the Board of Directors of NuMED schedule an annual meeting of stockholders. The Company has not held an annual meeting since March 29, 1996, and no election of directors has taken place since then, contrary to the provisions of Nevada law and the Company's own By-laws. Article III, Section 1 of the Company's By-laws requires that NuMED hold an annual meeting of stockholders every year. After the Board once again ignored the Fund's request, the Fund repeated its demand for a stockholders' meeting on October 8, 1997.

  With the hope of trying to convince NuMED's directors to hold a stockholders' meeting, representatives of the Fund held discussions with representatives of NuMED throughout the Summer and Fall of 1997. After the Fund's continued efforts to press NuMED to hold a meeting failed, the

Fund was left with no alternative but to commence a lawsuit to force the Board of Directors to hold an annual meeting of stockholders. On November 14, 1997, the Fund initiated a lawsuit captioned TURKEY VULTURE FUND XIII, LTD. V. NUMED HOME HEALTH CARE, INC. (2nd Jud. Dist. Ct., Washoe Cty., Nev. Case No. CV-97-0777), alleging the facts described above and requesting that the court (1) issue an order directing NuMED to produce its stockholders' list for the Fund's inspection, (2) issue an order requiring NuMED to schedule an annual stockholders' meeting, (3) enjoin NuMED from interfering with the Fund's statutory rights as a stockholder, (4) award the Fund compensatory damages for its injuries resulting from NuMED's failure to comply with Nevada law relating to the inspection of stockholders' records,
(5) order NuMED to pay the Fund's costs, and (6) find any other further relief as the court deems proper.

  In December 1997, the Fund's counsel continued to have discussions with NuMED's counsel in an attempt to settle the lawsuit. In January and February 1998, representatives of the Company requested that the Fund invest $2.0 million in NuMED. The Fund's investment was contingent upon terminating Mr. Taneja's employment agreement. Negotiations for a capital infusion by the Fund broke down when NuMED requested an additional $4.0 million loan and began discussing alternate plans with other parties.

  In January 1998, the Company and the Fund negotiated a settlement of the Fund's lawsuit. The terms of the settlement required the Company to provide the Fund with a recent stockholders' list, and to hold an annual meeting of stockholders by March 6, 1998. However, terms of the settlement agreement were never finalized, and on February 18, 1998, NuMED announced that it had entered into an agreement to merge with Banyan Healthcare Services, Inc., a merchant banking firm organized to effect the combination of home health care companies. In light of the Company's pending merger with Banyan, the Fund determined that it would not pursue the litigation and dismissed the action without prejudice in early March 1998. Banyan and NuMED subsequently terminated their merger agreement.


  After the failed Banyan merger, periodic conversations took place between the Fund and the Company regarding holding an annual meeting and whether a representative of the Fund would become a member of the Board of Directors of NuMED. On October 14, 1998, the Company announced that a second merger agreement, this time with Mednu Acquisition Corp., had been terminated. On October 6, 1998, the Fund again requested that NuMED hold an annual meeting and renewed its demand for a stockholders' list on October 19, 1998. Finally, after delaying for 14 months, on November 2, 1998, the Board of Directors of NuMED announced that the Company would hold an annual meeting of stockholders on December 28, 1998. On November 23, 1998, the Company announced that it was rescheduling the date of the Annual Meeting for January 28, 1999, further delaying the election process. By mailing this Proxy Statement we are not waiving any rights we or any other stockholder may have to object to the Board of Directors' decision to delay the Annual Meeting.


     On November 12, 1998, the Committee filed a preliminary copy of this Proxy Statement with the Securities and Exchange Commission, as required by the Securities Exchange Act of 1934 (the "Exchange Act"). In response, the Company filed a lawsuit against the Fund captioned NUMED HOME HEALTH CARE, INC. V. TURKEY VULTURE FUND XIII, LTD. (U.S. Dist. Ct., Florida, Tampa Division, No. 98-2354-CIV-T-17F). The complaint alleges that the Fund failed to file an amendment to its Schedule 13D indicating that it "is attempting to gain control of NuMED through a proxy fight, oust current management, and eliminate NuMED's staggered Board of Directors" and the Fund failed to file an amendment to its
Schedule 13D regarding the purchase of 23,500 shares of NuMED stock.

The complaint seeks (1) a temporary and permanent injunction requiring the Fund to file an amendment to its Schedule 13D "which will accurately reflect its true purpose," (2) a temporary injunction enjoining the Fund from exercising voting rights and soliciting proxies during the pendency of the lawsuit and "an appropriate 'cooling-off period,'" (3) costs and attorneys' fees and (4) such other relief as the court deems just and appropriate. We can only assume that the Board of Directors of the Company filed the lawsuit against the Fund in an attempt to delay the outcome of the Annual Meeting and further entrench itself.

     The Fund denies that there has been any violation of Section 13(d) of the Exchange Act or the related rules and regulations. All the required disclosure regarding the change in the Board of Directors and the By-laws was made on a prompt and timely basis when we filed the preliminary version of this Proxy Statement on November 12, 1998. The Fund will vigorously defend itself against the allegations in the lawsuit and will seek appropriate sanctions for litigation that we believe is groundless and a waste of corporate assets. We will take all steps necessary to insure that the stockholders of NuMED have the opportunity to vote for directors this year.


     On November 23, 1998, NuMED announced that Mr. Taneja has relinquished his title as Chairman of the Board and Chief Executive Officer of the Company, but remains a member of the Board of Directors. We immediately responded to this announcement by sending a letter from our counsel to Thomas
V. Chema, a director of the Company, regarding the implications of Mr. Taneja's agreement to the Committee's plans for the Company. In the letter we stated that Mr. Taneja must sever all ties with the Company, including resigning as a director. In addition, we requested, among other things, that Mr. Taneja agree to a five-year standstill that would prohibit him from purchasing additional stock of the Company or participating in any proxy contest, tender offer or other form of change of control, and grant to Mr. Osborne an irrevocable proxy to vote Mr. Taneja's shares. The proxy would expire if at some point in the future Mr. Taneja owns less than 5% of NuMED's outstanding stock. We believe that the standstill agreement and irrevocable proxy are necessary to insure that Mr. Taneja no longer controls or appears to control the Company. In addition, if Mr. Taneja agrees to the standstill and proxy, Mr. Osborne indicated that he would accept a right of first refusal on Mr. Taneja's stock and warrants. The right of first refusal would give Mr. Osborne the right to purchase Mr. Taneja's stock if he matches the price and other terms offered by a third party, although Mr. Osborne would not be obligated to purchase any stock Mr. Taneja decides to sell. We suggested that NuMED could also accept a similar right of first refusal from Mr. Taneja. We believe that the right of first refusal is necessary to insure that if Mr. Taneja decides to sell a significant block of NuMED shares, they are not sold on the open market, further depressing the stock price.



In the letter, we also reiterated our position that we would be pleased to work with Susan J. Carmichael, NuMED's newly-appointed Chief Executive Officer, provided the terms of her employment are reasonable. Further, we stated that in lieu of the proxy contest we would consider including four of our nominees on the Company's slate for election at the Annual Meeting. Finally, we emphasized our understanding that the NuMED Board will only operate the Company in the ordinary course of business until the Company holds a stockholders' meeting.



We are pleased that the pressure we have placed on the Board has forced Mr. Taneja to step down as Chairman of the Board and Chief Executive Officer-- one of our primary goals. However, the work of the Committee and of the NuMED stockholders is not done. Mr. Taneja remains a director. As of the date of this Proxy Statement, we have not yet received a response from NuMED to our November 23 letter. If the Company is unwilling to agree to our demands, the election of our nominees may be the only way for us to once and for all end Mr. Taneja's control of the Company.


                            SOLUTIONS TO THE PROBLEM

  We have experience in investing, analyzing and managing companies profitably. See NOMINEES FOR ELECTION AS DIRECTORS. We are committed to:

- Naming Richard M. Osborne Chairman of the Board to oversee the turnaround at NuMED;

- Working with management to develop a plan to achieve profitability and enhance stockholder value;

- Imposing strict controls on overhead expenses and implementing necessary steps to cut costs; and

- Implementing a continuous, effective stockholder relations program to keep stockholders informed about NuMED.

Once elected to the Board of NuMED, we will use the detailed financial and operational information of the Company available to us as directors to develop specific plans to implement each of the solutions mentioned above. Our added knowledge of the Company will also allow us to direct our plans and proposals into other areas to reach our goals of achieving profitability and enhancing stockholder value.

                            OUR PROMISE TO STOCKHOLDERS

  We are not attempting to benefit ourselves at the expense of any other stockholders. Rather, we are seeking to create value for all stockholders.


- We will NOT terminate NuMED employees simply for the sake of cutting costs; our grievance is with the Company's directors, who have permitted Mr. Taneja to remain on the Board, not with the professional staff of the Company.
  We trust that with stability, a coherent business plan, professional management and stockholder oversight, their talents can be put to profitable use.



- We will NOT increase the pay and benefits of officers or reward them with "golden parachutes" at a time when the price of NuMED's stock is 50 CENTS per share or less. We WILL seek to create a total compensation program to attract, retain and motivate the high caliber executives required for the success of the Company, including stock options with exercise prices that will provide management with a direct financial incentive to enhance stockholder value, aligning the interests of the Company's executives with the long-term interests of its stockholders.


- We will NOT be compensated by NuMED, other than (1) compensation, if any, payable to any of the nominees solely in their capacities as directors of NuMED, (2) payments received by the Fund and members of the Committee in their capacity as stockholders of the Company, (3) reimbursement from the Company of the expenses of the solicitation of proxies or (4) in any transaction approved by a majority of the stockholders of the Company.

                                THE COMMITTEE

  We have formed the Committee for a New NuMED because of our conviction that the stockholders of NuMED have stood by long enough while the Board's mismanagement of the Company has caused a steady decline in stockholder value. See REASONS FOR THIS SOLICITATION. The members of the Committee are Richard M. Osborne, J. Michael Gorman, Thomas J. Smith, Gary A. Lyons and Louise B. Miller, individuals with substantial management experience, including managing publicly-traded and health-care related companies. See NOMINEES FOR ELECTION AS DIRECTORS.


  As of the date of this Proxy Statement, members of the Committee beneficially own 563,500 shares of NuMED's common stock, representing approximately 11.3% of the outstanding stock of the Company. All of these shares are owned by the Fund, and Mr. Osborne, as the sole Manager of the Fund, is considered the beneficial owner of all shares owned by the Fund.


  Additional information concerning the Committee, the Fund and the Fund's holdings of NuMED's stock is included in attached Appendix A.

                     NOMINEES FOR ELECTION AS DIRECTORS

  Based on the Company's most recent annual report filed with the Securities and Exchange Commission, we believe that the NuMED Board currently has seven director positions. Four of these positions are filled, and the remaining three are vacant as a result of resignations. The Board of Directors is divided into three groups of two or three directors serving for three-year terms. Because there was no annual meeting held in 1997, the terms of the director positions held by Thomas V. Chema and Judi M. Kelly (who resigned as of March 31, 1998) have expired, and the terms of Susan J. Carmichael, Jugal K. Taneja and Robert
P. Ottman will expire at the Annual Meeting. Therefore, we believe that the stockholders are entitled to vote for five directors at the Annual Meeting, leaving two vacancies.

  Under the current terms of the Company's By-laws, directors elected at the Annual Meeting will each serve for a period of two or three years. However, we propose to amend the Company's By-laws to eliminate the classified Board of Directors, permitting the stockholders to elect all directors annually. We believe that this will insure that the Board of Directors will be accountable to all stockholders. See REASONS FOR THIS SOLICITATION -- NUMED'S BOARD HAS FAILED TO RESPOND TO STOCKHOLDER CONCERNS and PROPOSAL TO AMEND THE BY-LAWS TO ELIMINATE THE CLASSIFIED BOARD OF DIRECTORS.

  In opposition to the slate of directors proposed by the incumbent Board of Directors, the Committee is proposing a slate of five experienced and well-qualified nominees for election as new directors of the Company who, if elected, would constitute the entire Board of Directors, unless the existing two vacancies are filled. The affirmative vote of the holders of a plurality of the shares cast at the Annual Meeting is required for the election of directors.

  Each nominee named below has agreed to serve as a director of the Company if elected. We do not expect that any of the nominees will be unable to stand for election but, if a vacancy in the slate of nominees occurs unexpectedly, the shares represented by the enclosed BLUE proxy card will be voted for a substitute candidate selected by the Committee.

  The following information concerning business address, age and principal occupation has been furnished by the Committee's nominees.

NAME AND BUSINESS ADDRESS          PRINCIPAL OCCUPATION FOR PAST FIVE YEARS
---------------------------------  --------------------------------------------
Richard M. Osborne                 Mr. Osborne, 53, is President and Chief
7001 Center Street                 Executive Officer of OsAir, Inc., a company
Mentor, Ohio 44060                 he founded in 1963. OsAir is a manufacturer
                                   of industrial gases for pipeline delivery and
                                   a real property developer. Mr. Osborne is the
                                   Manager of Turkey Vulture Fund XIII, Ltd.,
                                   which began operations in January 1995.  The
                                   Fund acquires, holds, sells or otherwise
                                   invests in all types of securities and other
                                   instruments.  Mr. Osborne is a director of
                                   TIS Mortgage Investment Company, a publicly-
                                   held real estate investment trust, a trustee
                                   and Chairman of the Board of Trustees of
                                   Meridian Point Realty Trust '83, a publicly-
                                   held real estate investment trust, a director
                                   of Central Reserve Life Corporation, a
                                   publicly-held insurance holding company, a
                                   director and Chairman of the Board of Pacific
                                   Gateway Properties, Inc., a publicly-held
                                   real estate company, and a director and
                                   Vice Chairman of the Board of GLB Bancorp,
                                   Inc., a bank holding company.

J. Michael Gorman                  Mr. Gorman, 46, is the President and Chief
1109 S. Main Street                Executive Officer of Harmony Laboratories,
Landis, North Carolina 28088       Inc., which develops and distributes
                                   over-the-counter pharmaceuticals and health
                                   and beauty aids.  From 1990 through 1995,
                                   Mr. Gorman was President of Knox
                                   International, Inc., a company that produces
                                   and distributes medical gases and equipment.
                                   Prior to that time, Mr. Gorman served as
                                   President of GPI, Inc., a producer of custom
                                   plastic devices for the medical industry.

Thomas J. Smith                    Mr. Smith, 54, has been the President of
8500 Station Street                Retirement Management Company, which manages
Suite 100                          assisted living and retirement facilities,
Mentor, Ohio 44060                 since 1992.  Since April 1996, Mr. Smith has
                                   served as the Executive Operating Manager of
                                   Liberty Self-Stor, Ltd., which owns and
                                   operates 13 self-storage facilities.  Mr.
                                   Osborne controls both Retirement Management
                                   and Liberty Self-Stor.  Mr. Smith is also a
                                   director of GLB Bancorp, a bank holding
                                   company, and a trustee of Meridian Point
                                   Realty Trust '83, a publicly-held real estate
                                   investment trust.

NAME AND BUSINESS ADDRESS          PRINCIPAL OCCUPATION FOR PAST FIVE YEARS
---------------------------------  --------------------------------------------
Gary A. Lyons                      Mr. Lyons, 46, has been the Senior Vice-
8500 Station Street                President of Retirement Management Company
Suite 100                          since 1992.  Mr. Lyons is also employed by
Mentor, Ohio 44060                 Liberty Self-Stor as the Acquisition Manager,
                                   responsible for identifying and evaluating
                                   potential acquisitions of self-storage
                                   facilities.

Louise B. Miller                   Ms. Miller, 36, has been the Assistant
8500 Station Street                Controller of Retirement Management since May
Suite 100                          1997.  Prior to that time, Ms. Miller was the
Mentor, Ohio 44060                 President and co-owner of Scot's Manor, Inc.,
                                   a company she founded in 1987.  Scot's Manor
                                   operated as an assisted living facility in
                                   Orwell, Ohio.

                        PROPOSAL TO AMEND THE BY-LAWS TO
                   ELIMINATE THE CLASSIFIED BOARD OF DIRECTORS

  NuMED's By-laws do not allow for the election of all directors at each annual meeting of stockholders. Instead, NuMED's directors amended the By-laws to divide the Board into three classes, with each class serving for a three-year term. NuMED's classified Board of Directors generally has the effect of delaying or discouraging any proxy contest, tender offer or other extraordinary corporate transaction by making it more difficult for stockholders to change the composition of the Board. See REASONS FOR THIS SOLICITATION -- NUMED'S BOARD HAS FAILED TO RESPOND TO STOCKHOLDER CONCERNS. We propose to eliminate the classifications, which could enable a potential buyer to replace the entire Board at one time, if the buyer owned enough shares or had adequate stockholder support. Of course, we cannot guarantee that any buyer will emerge.


  We believe that it is in the best interest of NuMED's stockholders to eliminate the classified Board of Directors to permit stockholders to elect all directors annually. We believe that this will insure that all directors will be more accountable to you, the stockholders, every year. If this proposal is adopted, it will govern the next election of directors. If the Committee's entire slate of directors is elected at the Annual Meeting and two vacancies remain on the Board, we will reduce the number of directors to five.


  Approval of this amendment to the By-laws requires the affirmative vote of a majority of the outstanding shares of NuMED common stock. Abstentions and broker no-votes will have the effect of a "no vote" to our proposal. Therefore, you should NOT check the abstention box on the proxy card for this proposal unless you are opposed to it.

  The resolution to be considered by the stockholders in connection with this proposal is attached as Appendix B to this Proxy Statement.

                              VOTING OF PROXIES

  Unless otherwise indicated, the persons named in the accompanying BLUE proxy card will vote properly executed and duly returned proxies (1) FOR the election of the five Committee nominees as members of the Board of Directors of the Company to serve until their successors are elected and qualified, (2) FOR the proposal to amend NuMED's By-Laws to eliminate the classified Board of Directors and to provide that all directors be elected annually for one-year terms, and (3) in accordance with their judgment on any other business that may be properly presented at the Annual Meeting and any adjournment or postponement.


  Please sign, date and return the BLUE proxy card in the postage-paid envelope provided. Execution of the enclosed BLUE proxy card will not affect your right to attend the Annual Meeting and vote in person. You may revoke a proxy at any time before it is voted either by a later dated proxy or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself revoke your proxy. If you are a stockholder of record on December 22, 1998, you will retain your voting rights in connection with the Annual Meeting even if you sell your shares after that date. Accordingly, it is important that you vote the shares you hold on December 22, 1998 or grant a proxy to vote those shares whether or not you own them after the record date.


  You cannot select directors from among those proposed by the Company and the Committee. THEREFORE, IF YOU WISH TO SUPPORT THE COMMITTEE'S NOMINEES, YOUR LAST DATED PROPERLY EXECUTED PROXY MUST BE A BLUE PROXY CARD.


                         PROXY SOLICITATION AND EXPENSES

  We may solicit proxies by mail, telephone, facsimile and personal solicitation. Any of the members of the Committee and any regular employee of Mr. Osborne may be used to solicit proxies, and will not receive additional compensation. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the soliciting material of the Committee to their customers for whom they hold shares and the Committee will reimburse them for their reasonable out-of-pocket expenses.

  We have retained Beacon Hill Partners, Inc., 90 Broad Street, New York, New York, 10004, to assist us in the solicitation of proxies. We have agreed to pay Beacon Hill a fee of $12,500 and to reimburse it for its reasonable out-of-pocket expenses. Approximately 25 people will be used by Beacon Hill in its solicitation efforts.

  We anticipate that the Committee's total expenditures relating to the solicitation will be approximately $100,000, depending in part upon the cost the Fund is forced to incur to defend itself from the Company's lawsuit. See REASONS FOR THIS SOLICITATION -- BACKGROUND TO THIS SOLICITATION. Total expenditures to date have been less than $10,000. The entire expense of preparing, assembling, printing and mailing this Proxy Statement and related materials and the cost of soliciting proxies for the nominees proposed by the Committee will be borne by the Fund or Mr. Osborne in a manner to be determined by Mr. Osborne. The Fund or Mr. Osborne will seek reimbursement from the Company for those expenses and does not intend to seek stockholder approval for such reimbursement at a subsequent meeting unless stockholder approval is required under Nevada law. Costs represented by salaries and wages of regular employees of Mr. Osborne will not be included in the costs of solicitation and we will not seek reimbursement for these costs.

               STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  In order to be included in the Company proxy statement for the 1999 Annual Meeting of Stockholders, any stockholder proposal to be presented at the 1999 Annual Meeting must be received in the office of the Secretary of the Company at its principal executive offices by the date specified in the Company's proxy statement for this year's Annual Meeting.

                               OTHER MATTERS

  We are not aware of any other matters to be considered at the Annual
Meeting other than the election of directors and consideration of the proposal to amend NuMED's By-laws to eliminate the classified Board of Directors. However, if any other matters properly come before the meeting, the persons named in the enclosed BLUE proxy card will have discretionary authority to vote all proxies with respect to these matters in accordance with their judgment.

Sincerely,

  THE COMMITTEE FOR A NEW NUMED                                December 3, 1998

                                     APPENDIX A


  On the date of this Proxy Statement, Richard M. Osborne, as the sole Manager of the Fund, is the beneficial owner of 563,500 shares of NuMED common stock, representing approximately 11.3% of the 4,966,620 shares outstanding according to the most recently available filing by the Company with the Securities and Exchange Commission. No other Committee nominee is a member of the Fund.


  Under the terms of the Fund's Operating Agreement, Mr. Osborne, as the sole Manager, manages all day-to-day operations involving, and makes all decisions concerning, the business and affairs of the Fund. Other than Mr. Osborne, the members have no authority or power to bind the Fund, vote securities owned by the Fund, make investment decisions for the Fund or dispose of any securities held by the Fund. Each member has agreed, under the terms of the Operating Agreement, to indemnify the Fund for any costs or damages incurred by the Fund as a result of the exercise of any unauthorized authority by each such member.

  Under Rule 13d-3 promulgated by the Securities and Exchange Commission, "a beneficial owner of a security includes any person, who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

(1) Voting power which includes the power, to vote, or to direct the voting of, such security, and/or

(2) Investment power which includes the power to dispose, or to direct the disposition of, such security."

Because the members of the Fund, other than Mr. Osborne, lack any of the requisite powers of beneficial ownership, they are not beneficial owners of the shares owned by the Fund solely because of their investment as members in the Fund.


  The NuMED stock owned by the Fund was acquired for an aggregate purchase price of approximately $622,000, approximately $615,000 from working capital of the Fund and $7,000 from margin debt with EVEREN Securities, Inc.


  The following table lists all shares of NuMED stock purchased by the Fund within the past two years, the dates on which the purchases were made and the amount of the purchases. Neither the Fund nor Mr. Osborne sold any NuMED stock during the two-year period.

               NUMBER OF SHARES                          DATE
               ----------------                    ---------------
                     9,000                            11/13/96
                    10,000                            11/15/96
                    40,000                            11/18/96
                    10,000                            11/21/96


               NUMBER OF SHARES                          DATE
               ----------------                    ---------------
                    31,000                            11/25/96
                    30,000                            11/27/96
                    25,000                            12/04/96
                    10,000                            12/05/96
                    30,000                            12/06/96
                    45,000                            12/09/96
                    15,000                            12/12/96
                    25,000                            12/13/96
                    15,000                            12/16/96
                    15,000                            12/17/96
                    30,000                            12/18/96
                    50,000                            01/22/97
                    34,500                            03/11/97
                    10,500                            03/12/97
                     5,000                            03/31/97
                    45,000                            04/01/97
                    13,500                            10/14/97
                    10,000                            10/31/97
                    55,000                            12/02/98


  None of J. Michael Gorman, Gary A. Lyons, Louise B. Miller or Thomas J.
Smith has purchased or sold any shares of NuMED during the preceding two years.

  Except as otherwise disclosed in this Appendix A, neither the Committee nor any of its nominees nor any "associate" of any of them or any other person who may be deemed a "participant" in this proxy solicitation is the beneficial or record owner of any NuMED stock. Except as otherwise disclosed in this Appendix A, neither the Committee nor any of its nominees nor any "associate" of any of them or any other person who may be deemed a "participant" in this proxy solicitation has purchased or sold any shares of the Company within the past two years, borrowed any funds for the purpose of acquiring or holding any NuMED stock or is or was within the past year a party to any contract or arrangement or understanding with any person with respect to any NuMED stock. There has not been any transaction since the beginning of the Company's last fiscal year, and there is not currently any proposed transaction to which the Company is a party, in which the Fund or any "associate" of the Committee or any of its nominees or immediate family member of any of them or any other person who may be deemed a "participant" in the proxy solicitation had or will have a direct material interest.

                                APPENDIX B


  RESOLVED, that the By-laws of NuMED Home Health Care, Inc. (the "Company") be amended as follows:

  Article IV, Section 2 of the By-laws of the Company, which provides for a classified Board of Directors, shall be deleted in its entirety and the following provision shall be substituted in its place:

  The number of directors who constitute the whole Board of Directors may be fixed from time to time by resolution of the Board of Directors at a number not less than three nor more than nine, but the number of directors may only be reduced to the extent of vacant director positions. Each director shall be elected for a term of one year and until his or her successor is elected and qualified. Notwithstanding anything to the contrary contained in the Company's By-laws, the foregoing provision cannot be deleted or modified in any respect, except by a majority of the votes cast at a duly called meeting of the stockholders of the Company at which a quorum is present.

                                      IMPORTANT

Your vote is important. No matter how many or how few NuMED shares you own, please vote FOR the Committee's nominees by signing, dating and mailing the enclosed BLUE proxy card today. We urge you NOT to return any proxy cards sent to you by the Board of Directors of the Company.

If you have already returned a Board of Directors' proxy card before receiving this Proxy Statement, you have every right to change your vote by signing and returning the enclosed BLUE proxy card. Only your latest dated properly executed proxy will count at the Annual Meeting.

If you own your NuMED stock in the name of a brokerage firm, your broker cannot vote your shares unless he or she receives your specific instructions. Please sign, date and return the enclosed BLUE proxy card in the postage-paid envelope that has been provided.

If you have any questions about how to vote your NuMED stock, please call our proxy solicitor:

                                BEACON HILL PARTNERS
                                  90 BROAD STREET
                              NEW YORK, NEW YORK 10004
                             TELEPHONE: 1-800-755-5001

                                     PROXY
                          NUMED HOME HEALTH CARE, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
SOLICITED ON BEHALF                                           PROXY SOLICITED IN
OF THE COMMITTEE FOR                                           OPPOSITION TO THE
A NEW NUMED                                                   BOARD OF DIRECTORS

    Unless otherwise specified, this proxy will be voted FOR Item 1 (election of directors) and Item 2 (amendment to the By-laws of NuMED). This proxy will be voted in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

1.  Election of five new members of the Board of Directors.

   The Committee for a New NuMED nominees are: Richard M. Osborne, J. Michael Gorman, Thomas J. Smith, Louise B. Miller and Gary A. Lyons.

                    / /  FOR                    / /  WITHHOLD

(Authority to vote for any nominee(s) may be withheld by lining through or otherwise striking out the name of such nominee(s).)

2. Approval of the proposal to amend the By-laws of NuMED to eliminate the classified board of directors and to provide that all directors be elected annually for one year terms.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

This Proxy revokes all prior proxies and voting instructions.

THE COMMITTEE FOR A NEW NUMED RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

           (CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)

    The undersigned hereby appoints Richard M. Osborne, J. Michael Gorman and Thomas J. Smith, or any one of them acting singly, with full power of substitution, as proxies for the undersigned, to represent and vote, as designated above, all common stock, $0.001 par value per share, of NuMED Home Health Care, Inc. to which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of NuMED scheduled to be held on January 28, 1999, and at any adjournment(s) or postponement(s) thereof, and revokes all prior proxies with respect to the matters covered by this Proxy.

                                              Date: ____________________________
                                              Signature: _______________________
                                              Signature: _______________________
                                              Title or Authority: ______________
                                              (Please sign exactly as name
                                              appears, indicating title or
                                              representation capacity, where
                                              applicable)

                  PLEASE SIGN, DATE AND MAIL YOUR PROXY TODAY

               If you have any questions on voting, please call:

                     Beacon Hill Partners at 1-800-755-5001